As filed with the Securities and Exchange Commission on February 8, 2007	Registration No. 333-139339

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

AMENDMENT NO. 3 TO
FORM SB-2
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Delanco Bancorp, Inc.
(Name of Small Business Issuer in its Charter)

United States (State or Jurisdiction of Incorporation or Organization)	6035 (Primary Standard Industrial Classification Code Number)	36-4519533 (I.R.S. Employer Identification No.)

615 Burlington Avenue Delanco, New Jersey 08075 (856) 461-0611 (Address and Telephone Number of Principal Executive Offices)	615 Burlington Avenue Delanco, New Jersey 08075 (856) 461-0611 (Address of Principal Place of Business or Intended Principal Place of Business)

Robert M. Notigan
President and Chief Executive Officer
Delanco Bancorp, Inc.
615 Burlington Avenue
Delanco, New Jersey 08075
(856) 461-0611
(Name, Address and Telephone Number of Agent for Service)

Copies to

Paul M. Aguggia, Esq. Aaron M. Kaslow, Esq. Muldoon Murphy & Aguggia LLP 5101 Wisconsin Avenue, N.W. Washington, D.C. 20016 (202) 362-0840	Marc Levy, Esq. Luse Gorman Pomerenk & Schick, P.C. 5335 Wisconsin Ave., Suite 400 Washington, DC 20015 (202) 274-2000

Approximate date of proposed sale to public: As soon as practicable after this Registration Statement becomes effective.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act Registration Statement number of the earlier effective Registration Statement for the same offering. ☐____

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act Registration Statement number of the earlier effective Registration Statement for the same offering. ☐_____________________

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act Registration Statement number of the earlier effective Registration Statement for the same offering. ☐_____________________

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐_____________________

CALCULATION OF REGISTRATION FEE
Title of each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Unit	Proposed Maximum Aggregate Offering Price (1)	Amount of Registration Fee
Common Stock $0.01 par value	1,071,225 shares	$10.00	$10,712,250	$1,147 (2)

(1)	Estimated solely for the purpose of calculating the registration fee.
(2)	Previously paid.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to Section 8(a), may determine.

EXPLANATORY NOTE

The purpose of this Amendment No. 3 to the Registration Statement is solely to file Exhibit 99.1 to the Registration Statement, as set forth below in Item 27 of Part II.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24. Indemnification of Directors and Officers.

Article XI of the Registrant’s bylaws provide:

The Subsidiary Holding Company shall indemnify all officers, directors and employees of the Subsidiary Holding Company, and their heirs, executors and administrators, to the fullest extent permitted under federal law against all expenses and liabilities reasonably incurred by them in connection with or arising out of any action, suit or proceeding in which they may be involved by reason of their having been a director or officer of the Subsidiary Holding Company, whether or not they continue to be a director or officer at the time of incurring such expenses or liabilities, such expenses and liabilities to include, but not be limited to, judgments, court costs and attorneys’ fees and the cost of reasonable settlements.

Generally, federal law provides indemnity coverage for:

(a)    Any person against whom any action is brought or threatened because that person is or was a director or officer of the association, for:

(i)	Any amount for which that person becomes liable under a judgment in such action; and

(ii)
Reasonable costs and expenses, including reasonable attorneys’ fees, actually paid or incurred by that person in defending or settling such action, or in enforcing his or her rights under this section if he or she attains a favorable judgment in such enforcement action.

(b)	Indemnification shall be made to such person only if:

(i)	Final judgment on the merits is in his or her favor; or

(ii)	In case of:

a.	Settlement;
b.	Final judgment against him or her; or
c.
Final judgment in his or her favor, other than on the merits, if a majority of the disinterested directors of the savings association determine that he or she was acting in good faith within the scope of his or her employment or authority as he or she could reasonably have perceived it under the circumstances and for a purpose he or she could reasonably have believed under the circumstances was in the best interests of the savings association or its members.

However, no indemnification shall be made unless the association gives the Office of Thrift Supervision at least 60 days’ notice of its intention to make such indemnification. No such indemnification shall be made if the Office of Thrift Supervision advises the association in writing, within such notice period, of its objection thereto.

(c)	As used in this paragraph:

(i)	“Action” means any judicial or administrative proceeding, or threatened proceeding, whether civil, criminal, or otherwise, including any appeal or other proceeding for review.

(ii)	“Court” includes, without limitation, any court to which or in which any appeal or any proceeding for review is brought.

(iii)	“Final judgment” means a judgment, decree or order which is not appealable or as to which the period for appeal has expired with no appeal taken.

(iv)	“Settlement” includes the entry of a judgment by consent or confession or a plea of guilty or of nolo contendere.

Item 25. Other Expenses of Issuance and Distribution.

SEC filing fee	$1,147
OTS filing fee	6,400
NASD filing fee	1,572
Edgar, printing, postage and mailing	80,000
Legal fees and expenses	160,000
Accounting fees and expenses	60,000
Appraiser’s fees and expenses	33,000
Business plan preparation	34,000
Securities marketing firm expenses (including legal fees)	200,000
Records management fees and expenses	11,000
Blue sky fees and expenses	25,000
Certificate printing	5,000
Miscellaneous	7,881
TOTAL	$625,000

Item 26. Recent Sales of Unregistered Securities.

None.

Item 27. Exhibits.

The exhibits filed as a part of this Registration Statement are as follows:

(a)	List of Exhibits (filed herewith unless otherwise noted)

1.1	Engagement Letter between Delanco Federal Savings Bank and Ryan Beck & Co., Inc.*
1.2	Form of Agency Agreement*
3.1	Charter of Delanco Bancorp, Inc.*
3.2	Bylaws of Delanco Bancorp, Inc. *
4.1	Specimen Stock Certificate of Delanco Bancorp, Inc.*
5.1	Opinion of Muldoon Murphy & Aguggia LLP re: Legality*
8.1	Opinion of Muldoon Murphy & Aguggia LLP re: Federal Tax Matters*
10.1	Plan of Stock Issuance*
10.2	Form of Delanco Federal Savings Bank Employee Stock Ownership Plan and Trust*
10.3	Form of ESOP Loan Commitment Letter and ESOP Loan Documents*
10.4	Form of Delanco Federal Savings Bank Employee Severance Compensation Plan*
10.5	Delanco Federal Savings Bank Board of Directors Retirement Plan*
10.6	Non-Qualified Retirement Program Selective Incentive Plan for John W. Seiber*
10.7	Form of Employment Agreement between Delanco Federal Savings Bank and Robert M. Notigan*
10.8	Form of Employment Agreement between Delanco Bancorp, Inc. and Robert M. Notigan*
10.9	Form of Employment Agreement between Delanco Federal Savings Bank and Douglas R. Allen, Jr.*
10.10	Form of Employment Agreement between Delanco Bancorp, Inc. and Douglas R. Allen, Jr.*
21.1	Subsidiaries of the Registrant*
23.1	Consent of Muldoon Murphy & Aguggia LLP re: legality opinion*
23.2	Consent of Muldoon Murphy & Aguggia LLP re: federal tax opinion*
23.3	Consent of Keller & Company, Inc.*
23.4	Consent of Connolly, Grady & Cha, P.C.*
24.1	Powers of Attorney*
99.1	Appraisal Report of Keller & Company, Inc. (P)
99.2	Marketing Materials*
99.3	Subscription Order Form and Instructions*

(P)
Exhibits and supporting schedules filed in paper format pursuant to Rule 202 and Rule 311 of Regulation S-T. Interested investors may contact the Securities and Exchange Commission at 1-800-SEC-0330 for further information on obtaining a copy of this exhibit.

*	Previously filed

Item 28. Undertakings.

The small business issuer will:

(1)	File, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

(i)	Include any prospectus required by section 10(a)(3) of the Securities Act.

(ii)
Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii)	Include any additional or changed material information on the plan of distribution.

(2)
For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

(3)	File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

(4)
For determining liability of the undersigned small business issuer under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned small business issuer undertakes that in a primary offering of securities of the undersigned small business issuer pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned small business issuer will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned small business issuer relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned small business issuer or used or referred to by the undersigned small business issuer;

(iii)
The portion of any other free writing prospectus relating to the offering containing material information about the undersigned small business issuer or its securities provided by or on behalf of the undersigned small business issuer; and

(iv)	Any other communication that is an offer in the offering made by the undersigned small business issuer to the purchaser.

The small business issuer will provide to the underwriter at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the “Act”) may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

The small business issuer hereby undertakes that:

(1) For determining any liability under the Securities Act, treat the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430(A) and contained in a form of prospectus filed by the small business issuer pursuant to Rule 424(b)(1), or (4) or 497(h) under the Securities Act as part of this registration statement as of the time the Commission declared it effective.
(2) For determining any liability under the Securities Act , treat each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered in the registration statement, and that offering of the securities at that time as the initial bona fide offering of those securities.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in the City of Delanco, State of New Jersey, on February 8, 2007.

Delanco Bancorp, Inc.

By:	/s/ Robert M. Notigan Robert M. Notigan President and Chief Executive Officer (duly authorized representative)

In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates stated.

Name	Title	Date

/s/ Robert M. Notigan Robert M. Notigan	President, Chief Executive Officer and Director (principal executive officer)	February 8, 2007
/s/ Douglas R. Allen, Jr. Douglas R. Allen, Jr.	Senior Vice President and Chief Financial Officer (principal accounting and financial officer)	February 8, 2007
* Thomas J. Coleman, III	Director
* William C. Jenkins	Director
* Robert H. Jenkins, Jr.	Director
* John A. Latimer	Director
* Donald R. Neff	Director

* John W. Seiber	Chairman
* James W. Verner	Director
* Renee C. Vidal	Director

*  Pursuant to the Powers of Attorney filed as Exhibit 24.1 to the Registration Statement on Form SB-2 for Delanco Bancorp, Inc. on December 14, 2006.

/s/ Robert M. Notigan Robert M. Notigan President and Chief Executive Officer	February 8, 2007